Exhibit 1.3

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SED INTERNATIONAL HOLDINGS, INC.

I.

The name of the Corporation is SED International Holdings, Inc.

II.

Effective the date hereof, of Article II of the Articles of Incorporation of SED International Holdings, Inc. is amended by adding the following paragraph which shall become paragraph 2 of such Article II and which shall read as follows:

"Reverse Split. Simultaneously with the effective date of this Amendment (the "Effective Time") each of two (2) shares of the Company's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one (1) share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock ("Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or script representing fractional shares interests in New Common Stock will be issued, and no cash payments will be made therefore. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company's New Common Stock. If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not surrendered all of his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock. If any New Certificate is to be issued in a name other than in which the Old Certificate was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Stock" shall, after the Effective Time, refer to the "New Common Stock." The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed."

All other provisions of the Articles of Incorporation shall remain in full force and effect.

III.

The Amendment set forth herein was adopted on February 6, 2002.

IV.

This amendment was duly approved by the Shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers on April ____, 2002.

SED INTERNATIONAL HOLDINGS, INC. ATTEST:

By:____________________________ ______________________________

Authorized Officer Secretary